Exhibit 99.1

Sabre announces CEO succession plan

Sean Menke transitions to Executive Chair of the Board, effective April 27, 2023

Kurt Ekert to become Company’s Chief Executive Officer and President

SOUTHLAKE, Texas – Mar. 1, 2023 – Sabre Corporation (NASDAQ: SABR), a leading software and technology company that powers the global travel industry, announced today that Sean Menke, currently Chair of the company’s Board and its Chief Executive Officer, will transition to be solely Sabre’s Executive Chair of the Board, effective April 27, 2023. At that time, Kurt Ekert, currently President of Sabre, will also become the company’s Chief Executive Officer, reporting to the Board of Directors. Ekert has also been nominated as a director for election at Sabre’s 2023 Annual Meeting, to be held on April 26, 2023. These moves are being made as part of the company’s and the Board of Directors’ ongoing succession planning.

Menke joined Sabre in 2015 serving as president of its largest business division, before being promoted to CEO in late 2016. Under Menke’s leadership, the company set out, and executed against, bold plans to reimagine the future of travel enabled by its technology transformation, key strategic partnerships and building a leadership team to deliver that vision.

Regarding the next phase in Sabre’s leadership transition, Menke stated, “It has been an honor and privilege to help lead Sabre over the last eight years. I am proud of what our teams have accomplished and how we’ve served our customers during unprecedented times. It has been immensely gratifying to see the dedication and success of our team, as Sabre continues to transform itself to become the trusted, and preferred, technology partner in travel. I look forward to transitioning into the role of executive chair and welcome Kurt as our new chief executive officer. He’s been a driving force at Sabre over the past fourteen months and I am confident he will continue to successfully lead this organization into the future.”

Ekert joined Sabre in January 2022 as President as part of the company’s long term succession plans, as it split the role of president and CEO. Ekert oversees all aspects of the company’s business and technology operations. Over the last year, Ekert developed new growth strategies and successfully executed against the company’s operating plans, including successfully reorganizing its Travel Solutions business, implementing robust operating principles to enable faster and more efficient execution, and putting a refined leadership team in place.

Gregg Saretsky will continue to serve in the role as independent lead director of the Board of Directors, providing an effective balance between strong strategic leadership and oversight by independent directors.

Saretsky added, “I know I speak on behalf of Sabre’s entire Board of Directors when I say that Sean has been an incredibly strong and successful leader over the last eight years, especially in those unprecedented moments during the global pandemic. He leaves behind a tremendous legacy, including an ambitious multi-year strategy that the leadership team will continue to move forward. We thank Sean for his outstanding leadership and service and are pleased to continue to serve alongside him as executive chair.”

“We look forward to having Kurt join the Board as he steps into the chief executive officer role at the company. He is a strong, forward-focused leader with the experience, operational and technical acumen and industry perspective to successfully execute Sabre’s strategic plans.”

Ekert responded, “I am proud to be stepping into the CEO role at Sabre and eager to continue to advance our strategy while fostering a winning culture of empowerment, innovation and performance. I look forward to leading this company through its next chapter and am confident we have the ability to meaningfully grow our business and deliver long-term shareholder value.”

About Sabre

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfilment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre’s technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com

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Contacts

Media:

Kristin Hays

kristin.hays@sabre.com

Heidi Castle

heidi.castle@sabre.com

sabrenews@sabre.com

Investors:

Brian Roberts

brian.roberts @sabre.com

sabre.investorrelations@sabre.com